This Agreement made the 25th day of May, 2006.

B E T W E E N:

RE/MAX ONTARIO-ATLANTIC CANADA INC., A CORPORATION INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO,

(hereinafter referred to as "RE/MAX")

OF THE FIRST PART;

-and-

MORTGAGEBROKERS.COM HOLDINGS, INC., a corporation incorporated under the laws of the State of Delaware, USA

(hereinafter referred to as "MBKR")

OF THE SECOND PART;

-and-

ALEX HADITAGHI of Richmond Hill, Ontario

(hereinafter referred to as "Haditaghi")

OF THE THIRD PART.

For good and valuable consideration (the receipt and sufficiency of which are hereby by each of the parties hereto acknowledged) the parties hereto make the representations, warranties and agreements hereinafter set forth:

1.                      RE/MAX and MBKR are the parties to an agreement made the 30th day of January, 2006 (the “Agreement”) and have agreed to amend and supplement such agreement as herein provided.

2.	Section 6 of the Agreement is hereby deleted.

3.                      Section 7(a) of the Agreement is hereby amended by changing the title of the section to “Shares for RE/MAX Affiliates, Executives and Franchisees” and by deleting part (a) there from and substituting the following therefore:

(a)

RE/MAX affiliates, executives nominated by RE/MAX and RE/MAX franchisees that have signed a Service Agreement with MBKR by July 31, 2006 (a “Qualifying Franchisee”) will be afforded the opportunity to acquire, for an issue price of $U.S.1.00, up to an aggregate of 3,000,000 common shares of MBKR pursuant to a Private Placement Offering (the “Offering”) dated January 27, 2006. MBKR agrees, on each anniversary of the commencement of the term of this agreement, commencing on June 1, 2007, to issue to each RE/MAX affiliate, executive or Qualifying Franchisee that has acquired shares pursuant to the Offering, at no cost, a number of common shares of MBKR that are equal in number to 25% of the total number of shares initially issued to each such affiliate, executive or Qualifying Franchisee, as the case may be. Each 12 month period ending on each such anniversary is hereinafter sometimes referred to as a “Term Year”. Such right to additional shares may be assigned in the discretion of the person entitled thereto. Except as hereinafter provided, the person receiving such shares (and any assignee of such person) shall be required to agree to hold the shares so issued for at least one year from the issue date and thereafter not to sell more than an amount equal to 12.5% of such shares in any of the eight succeeding calendar quarters provided that any shares not sold in any calendar quarter may be carried forward and sold in any of the following calendar quarters. Notwithstanding the foregoing, in the event any holder of such shares is required to pay income tax by reason of the issuance of such shares, such holder shall be entitled to sell such number of shares as will enable such holder to pay the taxes payable by reason of such issuance.

(b)

At the time of execution of this amending agreement, MBKR has provided to RE/MAX a 24 month budget and financial plan with respect to use of the Offering proceeds. RE/MAX agrees to keep this financial plan strictly confidential and not to distribute it outside of RE/MAX, including distribute it to RE/MAX Franchisees, without the prior written consent of MBKR. MBKR undertakes to use its best efforts to comply with the provisions of such financial plan. MBKR further agrees to report to RE/MAX at least quarterly with respect to status of its compliance with such financial plan. MBKR agrees to permit RE/MAX and its nominees, on reasonable notice to MBKR, access to MBKR records adequate to enable RE/MAX or its nominees to review the actual results achieved by MBKR during the period included in the financial plan. Included in such access shall be access to documents such as bank statements or system generated business reports showing revenue received and fees paid and financial statements with related general ledger reports.

4.                      Other than as described in Schedule “A” attached hereto, MBKR agrees that it will not, prior to June 1, 2010 without the prior written consent of RE/MAX, such consent not to be unreasonably withheld, issue any new shares, options or warrants or other instruments convertible into shares. However, RE/MAX acknowledges that MBKR has plans to expand nationally and internationally and anticipates that it will need to issue shares to finance such expansion and so will be seeking RE/MAX consent to do so, which will not be unreasonably withheld.

5.                      MBKR hereby grants to RE/MAX a first right of refusal to purchase any shares proposed to be issued out of treasury during the term of this agreement for the purpose of capital investment and to advance funds pursuant to any instrument proposed to be issued by MBKR that is convertible into shares. RE/MAX has seven (“7”) business days to exercise this option following receipt of a copy of a financing term sheet from MBKR.

6.                      Haditaghi is entering into this agreement for the purpose of agreeing to the following:

(a)

It is anticipated that shares will be granted to attract new mortgage brokers, mortgage broker teams or companies to MBKR or to compensate for additional business services not contemplated in the Agreement to RE/MAX franchisees, consultants for RE/MAX mortgage solutions or RE/MAX employees. Haditaghi agrees that commencing on January 31, 2006 the next 4,000,000 shares to be provided for such purpose will be provided out of Haditaghi’s personal holdings.

(b)

Haditaghi agrees that, subject to the final sentence of this part (b), in the event MBKR raises funds by means of an issuance of treasury shares subsequent to June 1, 2006 and prior to June 1, 2010 at a price of less than $U.S.1.00 per share, he will provide the RE/MAX executives, franchisees and affiliates that purchased shares pursuant to the Offering a transfer, for an aggregate consideration of $1.00, of an adequate number of shares so that the effective initial cost of the shares issued pursuant to the Offering will be equal to the price at which shares are offered pursuant to the new offering. For example, if the issue price pursuant to the new offering is $U.S.0.50, then each person who purchased shares pursuant to the Offering will receive from Haditaghi one share for each share purchased pursuant to the Offering. The foregoing provisions of this part (b) shall not apply with respect to any financing term sheets executed or financing completed prior to June 1, 2006 or any offering of shares that is made exclusively to the RE/MAX executives, franchisees and affiliates that purchased shares pursuant to the Offering.

(c)

Haditaghi has currently provided to RE/MAX a Lock Up Covenant dated February 15, 2006. Haditaghi agrees to amend such covenant by extending, subject to part (c) hereof, the period of “12 months” referred to in Section 1 of that covenant to “24 months”.

(d)

RE/MAX agrees, notwithstanding the Lock Up Covenant, that Haditaghi may sell up to 150,000 common shares, provided the certificates for such shares are delivered to WeirFoulds LLP for safekeeping who will be instructed and authorized to deliver up to Haditaghi such shares if and when he should wish to sell those shares.

7.                      MBKR agrees, within 60 days following the closing of the Private Placement Offering referred to in the Agreement, to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register the shares subscribed for pursuant to such Offering and all shares to be issued as contemplated by Section 7(a) of the Agreement as amended by Section 3 of this agreement. MBKR further agrees to use its best efforts to cause such SB-2 Registration Statement to become effective in a timely manner. MBKR further agrees to keep RE/MAX informed on a timely basis of the progress of such filing and to provide RE/MAX, on a timely basis, with copies of all documents filed and of all correspondence relating thereto.

8.                      This agreement may be executed in any number of counterparts and all such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart. This agreement may be executed and delivered by either of the parties by transmitting to the other a copy of this agreement (executed by such delivering Party) by telecopier or similar means of electronic communication, and delivery in that manner by a party shall be binding upon such party and deemed to be an original.

9.                      As amended hereby, the Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF the parties hereto have signed and sealed this agreement.

SIGNED, SEALED AND DELIVERED	) ) ) ) ) ) ) ) ) ) ) )	RE/MAX ONTARIO-ATLANTIC CANADA INC. By: c/s Authorized Signatory
	) ) ) ) ) ) )	MORTGAGEBROKERS.COM HOLDINGS, INC. By: c/s Authorized Signatory
________________________________ Witness	) ) ) ) ) ) )	ALEX HADITAGHI

SCHEDULE “A”

1.  OUTSTANDING OPTIONS

Optionee	No. of MBKR Shares	Exercise Price
Basil Kalyomen	48,000 per year	Free
Alex Haditaghi	300,000 per year for 4 years	$U.S. 0.23 per share
Robert Hyde	300,000 per year for 4 years	$U.S. 0.23 per share
Dong Lee	300,000 per year for 4 years	$U.S. 0.23 per share
Matthew Laverty	Up to 1,000,000	Performance Based
David Mercer	Up to 1,000,000	Performance Based
Aliah Akram	20,000 and up to 25,000 per year	Performance Based
Scott MacKenzie	Up to 500,000	Performance Based
Employee Option Plan	Up to 2,700,000	To be Determined

2.  FUTURE SHARE ISSUANCE

Notwithstanding Clause 4. of this amending Agreement, MBKR may issue shares in the manner contemplated by Tables 1 and 2 on Pages 36 and 38 of an MBKR Confidential Private Placement Memorandum dated January 27, 2006 without the consent of RE/MAX for the following reasons:

(i)	for the acquisition of mortgage agents and mortgage agent teams or companies on an earn-out origination volume performance basis under the terms described in Table 1; and,
(ii)

for on-going mortgage origination on a volume performance basis by mortgage, financial planning, real estate agents and other similar market partners licensed with MBKR under the terms described in Table 2.

From time to time, it is acknowledged by both RE/MAX and MBKR that the formulae upon which Tables 1 and 2 are based may be changed to reduce the number of shares issued on an origination volume performance basis for future new licensed mortgage origination relationships. It is also acknowledged that the share issue models themselves may be fundamentally changed to reflect changing market conditions or market acceptance of our business model. RE/MAX’s consent for such changes will not unreasonably be withheld.